Exhibit 22
Consent of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Federated Department Stores, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-44373, 333-77089, 333-22737, 333-104017, 333-104204, 333-104205, 333-104207, 333-115712, 333-115714, 333-127941, 333-127942, 333-133080 and 333-133078) on Form S-8 and in the registration statement (No. 333-69682) on Form S-3 of Federated Department Stores, Inc. of our report dated March 24, 2006, except as to note (i) to the consolidated statements of cash flows, which is as of June 5, 2006, with respect to the consolidated balance sheets of Federated Department Stores, Inc. and subsidiaries as of January 28, 2006 and January 29, 2005, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the three fiscal years in the period ended January 28, 2006, and our report dated March 24, 2006 with respect to management’s assessment of the effectiveness of internal control over financial reporting as of January 28, 2006 and the effectiveness of internal control over financial reporting as of January 28, 2006, which reports appear in the January 28, 2006 annual report on Form 10-K/A of Federated Department Stores, Inc.
/s/ KPMG LLP
Cincinnati, Ohio
June 6, 2006